UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of Report (Date of earliest event reported): December 11, 2015

Live Ventures Incorporated

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 120
Las Vegas, NV	89119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	702-939-0231

________________________________________________________________

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2015, we entered into a Reinstatement and First Amendment (the “Reinstatement Agreement”) to the Engagement Agreement, dated May 16, 2014 (the “Engagement Agreement”) with Chardan Capital Markets LLC (“Chardan”).

The Reinstatement Agreement (i) re-engages Chardan as our sales agent under the Engagement Agreement, which had been terminated on November 19, 2015, and (ii) amends the expenses to be paid by the Company to Chardan whereby the Company will reimburse Chardan for up to $30,000 in legal expenses. Except for the foregoing, all other terms, conditions and obligations under the Engagement Agreement remain unchanged.

Engagement Agreement

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 20, 2014, we may issue and sell up to a maximum aggregate amount of 10,000,000 shares of our common stock from time to time through Chardan under our shelf registration statement on Form S-3 (File No. 333-193971) (the “Registration Statement”), which was declared effective on April 10, 2014 the (“Form S-3”).

We registered up to $50,000,000 of securities that we could issue from time to time under the Form S-3. Pursuant to General Instruction I.B.6. of Form S-3, as long as the aggregate market value of our common stock held by non-affiliates remains below $75 million, we will not, during any 12 calendar month period, sell securities in a public primary offering with a value exceeding more than 1/3 of the aggregate market value of our public float calculated within a period of 60 days prior to the date hereof. During the 12 calendar month period that ends on and includes the date hereof, we sold 155,500 shares of common stock, resulting in gross proceeds of $546,651.

The aggregate market value of our outstanding common stock held by non-affiliates is approximately $31,008,879, which was calculated based on 11,972,540 shares of outstanding common stock held by non-affiliates as of December 7, 2015, and a price per share of $2.59, the last reported sale price per share of our common stock on The NASDAQ Capital Market on December 10, 2015.

As a result of the foregoing limitations, under our Prospectus Supplement No. 2, we are limited to the sale of such number of shares of our common stock, which together with the 155,500 shares of common stock, resulting in gross proceeds of $546,651 previously sold, would result in gross proceeds to us of no more than $9,789,642.

Upon delivery of a placement notice by the Company, and subject to the terms and conditions of the Engagement Agreement, Chardan may sell the common stock by any method that is deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including by means of ordinary brokers’ transactions at market prices on the NASDAQ Capital Market, in block transactions, through privately negotiated transactions, or as otherwise agreed by Chardan and us. Chardan will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices and applicable state and federal law, rules and regulations and the rules of NASDAQ.

The offering pursuant to the Engagement Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Engagement Agreement, or (ii) termination of the Engagement Agreement as permitted therein. The Engagement Agreement may be terminated by Chardan or us at any time upon 15 days’ written notice to the other party.

We will pay Chardan a commission equal to up to 3% of the gross proceeds from the sale of the common stock sold through Chardan pursuant to the Engagement Agreement. No assurance can be given that we will sell any shares under the Engagement Agreement, or, if we do, as to the price or amount of shares that we will sell, or the dates on which any such sales will take place.

The Engagement Agreement is qualified in its entirety by reference to the complete text of the Engagement Agreement, a copy of which was filed as Exhibit 1.1 with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 20, 2014.

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Item 2.02. Results of Operations and Financial Condition.

On December 10, 2015, the Company issued a press release containing certain unaudited financial results for its fourth fiscal quarter ended September 30, 2015.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

As provided in General Instruction B.2 of SEC Form 8-K, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits

No.	Description
99.1	Press Release dated December 10, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE VENTURES INCORPORATED

By:	/s/ Jon Isaac
Name: Jon Isaac Title: Chief Executive Officer

Dated:  December 11, 2015

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